                                                                    EXHIBIT 99.1


DELOITTE & TOUCHE GmbH                                                 DELOITTE
Wirtschaftspruefungsgesellschaft                                       &TOUCHE

                                                            Financial Statements
                                                            of "MIBRAG"











                                             MITTELDEUTSCHE BRAUN-
                                             KOHLENGESELLSCHAFT MBH,
                                             THEISSEN

                                             Report on the audit of the
                                             financial statements for the years
                                             ended December 31, 2000, 1999 and
                                             1998 in accordance with German GAAP
                                             and on the audit of the respective
                                             U.S. GAAP reconciliations







Am Kirchtor 7           Postfach 11 01 43    Tel (03 45) 21 99-6
06108 Halle/Saale       06015 Halle/Saale    Fax (03 45) 21 99-800
                                             www.deloitte.de

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                                          Page
                                                                                          ----
Report of Independent Auditors                                                              1


Consolidated Financial Statements


        Consolidated Statements of Operations for the years ended
                       December 31, 2000, 1999 and 1998                                     2


        Consolidated Balance Sheets at  December 31, 2000 and 1999                          3


        Consolidated Statements of Cash Flows for the years ended
                       December 31, 2000, 1999 and 1998                                     4


        Consolidated Statements of Shareholders`Equity for the years
                       ended December 31, 2000, 1999 and 1998                               5


        Notes to the Consolidated Financial Statements                                      6

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
MIBRAG mbH
Theissen, Germany

     We have audited the accompanying consolidated balance sheets of Mitteldeutsche Braunkohlengesellschaft mbH and its subsidiaries (MIBRAG or Group) as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Germany and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MIBRAG as of December 31, 2000 and 1999, and the consolidated results of its operations and cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in Germany.

Generally accepted accounting principles in Germany vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected the results of operations for each of the years in the three-year period ended December 31, 2000 and shareholders' equity as of December 31, 2000 and 1999 to the extent summarized in Note C to the consolidated financial statements.



Deloitte & Touche GmbH
Wirtschaftsprufungsgesellschaft

Halle, Germany
March 13, 2001

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (IN THOUSANDS OF EURO)


                                                                YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------------------
                                                      2000                1999               1998
                                                  --------------     ---------------     --------------
Sales revenue                                           272,220             254,027            240,517
Changes in inventories                                    1,675              11,091              2,594
Own costs capitalized                                       502               3,276              8,182
Other operating income                                   14,372              18,496             34,147

                                                  --------------     ---------------     --------------
Total performance                                       288,769             286,890            285,440
                                                  --------------     ---------------     --------------


Cost of materials                                        65,033              59,388             55,662
Personnel expenses                                       93,351             100,185            107,370
Depreciation on intangible
   and tangible fixed assets                             49,059              51,654             75,882
Other operating expenses                                 62,879              66,698             75,227

                                                  --------------     ---------------     --------------
Total operating expenses                                270,322             277,925            314,141
                                                  --------------     ---------------     --------------

Operating result                                         18,447               8,965            -28,701

Income from associated company
   and from companies in which
   participations are held                                2,089                 995              1,730
Income from financial assets                              2,992               3,165              3,241
Depreciation on financial assets
   and short term investments                                --                  --               -100
Interest expense, net                                    -7,620              -8,164             -5,507
                                                  --------------     ---------------     --------------
Net income (loss) from ordinary activities               15,908               4,961            -29,337

Income taxes                                                 42                  --                 --
Other taxes                                               1,288                 978              1,066
                                                  --------------     ---------------     --------------
Net income (loss)                                        14,578               3,983            -30,403
                                                  ==============     ===============     ==============




          See accompanying Notes to Consolidated Financial Statements.

                   MITTELDEUTSCHE BRAUNKOHLENGESLLSCHAFT MBH
                          CONSOLIDATED BALANCE SHEETS
                             (IN THOUSANDS OF EURO)


                                                                                           AT DECEMBER 31,
                                                                                   ------------------------------
                                                                       NOTE            2000             1999
                                                                     ---------     -------------    -------------
ASSETS

NON-CURRENT ASSETS
Intangible assets
Concessions, trade marks, patents and licenses                          B, E              8,592            9,405

Property, plant and equipment
1. Land                                                                 B, E             39,505           36,632
2. Buildings                                                            B, E             57,814           52,462
3. Strip mines                                                          B, E             40,263           41,194
4. Technical equipment and machinery                                    B, E            225,704          187,611
5. Factory and office equipment                                         B, E             24,072           18,790
6. Payments on account and assets under construction                                      6,672           76,555
                                                                                   -------------    -------------
                                                                                        394,030          413,244
Financial assets
1. Participations (including associated company)                        B, F             13,052           12,497
2. Loans granted to participation                                       B, G              7,124            7,499
3. Other loans                                                          B, H             31,649           35,484
                                                                                   -------------    -------------
                                                                                         51,825           55,480

TOTAL NON-CURRENT ASSETS                                                                454,447          478,129

Overburden                                                              B, I            164,424          161,548

CURRENT ASSETS
Inventories
1. Raw materials and supplies                                           B                 5,731            5,218
2. Unfinished services                                                  B                     0               88
3. Finished and trade goods                                             B                 2,115            3,228
                                                                                   -------------    -------------
                                                                                          7,846            8,534
Receivables and other assets
1. Trade receivables                                                    B, J             55,909           46,826
2. Receivables from enterprises in which participations are held        B                   899            1,389
3. Other assets                                                         B                13,086           13,135
                                                                                   -------------    -------------
                                                                                         69,894           61,350
Investments
Other investments                                                       B, K             56,076           67,691

Cash                                                                    B                19,903           13,010

TOTAL CURRENT ASSETS                                                                    153,719          150,585

Prepaid expenses                                                                          3,201            3,399

                                                                                   -------------    -------------
TOTAL ASSETS                                                                            775,791          793,661
                                                                                   =============    =============


                                                                                         AT DECEMBER 31,
                                                                                  -------------------------------
                                                                         NOTE          2000             1999
                                                                       --------   --------------   --------------
SHAREHOLDERS' EQUITY AND LIABILITIES

SHAREHOLDERS' EQUITY
Subscribed capital                                                                       30,678           30,678

Capital reserve                                                                         310,421          317,007

Balance Sheet Profit        : TEUR 14.578;  1999: TEUR 3.988
Less: Interim dividend paid: TEUR   9.504;  1999: TEUR 0                                  5,074            3,988


Minority interest                                                                       -46,037          -44,643
thereof net income for the year:
TEUR 6.626 (1999: TEUR 5.816)


TOTAL SHAREHOLDERS' EQUITY                                                              300,136          307,030


Special item for investment subsidies and incentives                    B                14,856           16,570

Provisions
1. Accruals for pensions and similar obligations                        L                 8,861            6,651
2. Taxation accruals                                                    M                   778            1,317
3. Environmental and mining provisions                                  B, N            175,104          171,195
4. Other accruals                                                       O                18,833           18,297
                                                                                  --------------   --------------
                                                                                        203,576          197,460
Liabilities
1. Liabilities to banks                                                 B, P, Q         212,817          226,690
2. Downpayments received                                                B, Q                  0               53
3. Trade payables                                                       B, Q             16,748           24,069
4. Payables to participations                                           B, Q              2,702            2,493
5. Other payables                                                       B, Q             24,954           19,296
                                                                                  --------------   --------------
                                                                                        257,221          272,601

Deferred income                                                                               2               --








                                                                                  --------------   --------------
TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES                                              775,791          793,661
                                                                                  ==============   ==============


           See accompanying Notes to Consolidated Financial Statements

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (IN THOUSANDS OF EURO)


                                                                                         Balance
                                                        Subscribed        Capital      sheet profit/     Minority
                                                          capital         reserve       net profit       interest         Total
                                                       -------------   ------------   -------------   -------------   -------------
BALANCE AS OF JANUARY 1, 1998                                30,678        352,612              26         -32,320         350,996


Net loss 1998                                                                              -27,279          -3,124         -30,403
Transfer from capital reserve                                              -29,810          29,810                               0
Distributions                                                                               -2,531                          -2,531
Withdrawals by minority shareholders                                                                        -7,256          -7,256

                                                       -------------   ------------   -------------   -------------   -------------
BALANCE AS OF DECEMBER 31, 1998                              30,678        322,802              26         -42,700         310,806


Net income/loss 1999                                                                        -1,833           5,816           3,983
Withdrawals by minority shareholders                                                                        -7,759          -7,759

                                                       -------------   ------------   -------------   -------------   -------------
                                                             30,678        322,802          -1,807         -44,643         307,030
Transfer from capital reserve based
upon a June 2000 shareholders' resolution                                   -5,795           5,795                               0

                                                       -------------   ------------   -------------   -------------   -------------
BALANCE AS OF DECEMBER 31, 1999                              30,678        317,007           3,988         -44,643         307,030


Net income 2000                                                                              7,952           6,626          14,578
Transfer from capital reserve                                               -6,586           6,586                               0
Distributions                                                                              -13,452                         -13,452
Withdrawals by minority shareholders                                                                        -8,020          -8,020

                                                       -------------   ------------   -------------   -------------   -------------
BALANCE AS OF DECEMBER 31, 2000                              30,678        310,421           5,074         -46,037         300,136
                                                       =============   ============   =============   =============   =============


           See accompanying Notes to Consolidated Financial Statements

NOTE A         ORIGINATION AND NATURE OF BUSINESS

ORIGINATION: Mitteldeutsche Braunkohlengesellschaft mbH ("MIBRAG" or "MIBRAG mbH") was created from split-up of MIBRAG AG, which had been previously owned by the Treuhandanstalt (the German government privatization agency), into three separate entities. Effective January 1, 1994 a consortium comprising of NRG Energy, Inc., Morrison Knudsen Corporation, and PowerGen plc. jointly acquired 99 % of the active mining, power generation and related assets and liabilities from the Treuhandanstalt through its Dutch holding company, MIBRAG B.V.. The remaining 1 % was transferred on December 18, 1996 from the German government privatization agency to Lambique Beheer B.V., Amsterdam, a subsidiary of NRG Energy, Inc., Morrison Knudsen B.V., Amsterdam, and PowerGen Netherlands B.V., Amsterdam in equal portions (1/3 %) for each partner.

NATURE OF BUSINESS: The operations of MIBRAG mbH include two opencast brown coal mines in Profen and Schleenhain and rights on future mining reserves. Operations also include over 200 MW of power generation and one coal briquetting plant. A significant portion of the sales of MIBRAG is made pursuant to long-term coal and energy supply contracts.



NOTE B         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The consolidated financial statements of MIBRAG mbH and subsidiaries have been prepared in accordance with the German Commercial Code, which represents accounting principles generally accepted in Germany ("German GAAP"). German GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America ("US GAAP"). Application of U.S. GAAP would have affected the results of operations for each of the years in the three-year period ended December 31, 2000 and shareholders' equity as of December 31, 2000 and 1999 to the extent summarized in note C on the consolidated financial statements.

On January 1, 1999, the Euro was introduced as the common legal currency of 11 member states of the European Economic and Monetary Union, including Germany. MIBRAG has adopted the Euro as its reporting currency in its Consolidated Financial Statements and translated all German marks (DM) amounts at the fixed exchange rate for German marks to Euro. Although these statements depict the same trends as would have been shown had they been presented in German marks, they may not be directly comparable to the financial statements of other companies that have also been restated in Euro. The Euro did not exist prior to January 1999, and accordingly historical ex-change rates for the Euro are not available. A comparison of the Consolidated Financial Statements and those of another company that had historically used a reporting currency other than the German mark that takes into account actual fluctuations in exchange rates could give a much different impression than a comparison of the Consolidated Financial Statements and those of another company as translated into Euro. All amounts herein are shown in thousands of Euro ("TEUR") unless otherwise noted.

PRINCIPLES OF CONSOLIDATION: All material companies in which MIBRAG has legal or effective control are fully consolidated. In 2000, MIBRAG consolidated 6 (1999:
6, 1998: 5) domestic subsidiaries.

One significant investment, MUEG, in which MIBRAG has an ownership interest of 50%, is accounted for in accordance with the equity method. This investment is referred to as an associated company in these financial statements.

All other investments are included at cost and are referred to as participations in these financial statements.

All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

TOTAL COST METHOD: The income statement has been presented according to the total cost (or type of expenditure) format as commonly used in Germany. According to this format, production and all other expenses incurred during the period are classified by type of expenses.

REVENUE RECOGNITION: Revenue is recognized when title passes or services are rendered, net of discounts, customer bonuses and rebates granted.

INTANGIBLE ASSETS: Intangible assets are valued at acquisition cost and are amortized on a straight-line basis over their respective useful lives (3 to 25 years).

Property, Plant, and Equipment: Property, plant, and equipment acquired is recorded on the basis of acquisition or manufacturing cost, including capitalized mine development costs, and subsequently reduced by scheduled depreciation charges over the assets' useful lives as follows: buildings - 3 to 40 years, technical facilities and machinery - 4 to 25 years; and facilities, factory and office equipment - 5 to 10 years. Maintenance and repair costs are expensed as incurred. Depreciation is computed principally by the straight-line method over the expected useful lives of the assets. Low value items are expensed in the year of acquisition. Opportunities for special tax deductible depreciation were utilized for both book and tax purposes in 1998 and prior years.

Impairment tests of long-term assets are made when conditions indicate a possible loss. If an impairment is indicated, the asset is written down to its estimated fair value. If, at a later date, the conditions leading to impairment no longer exist, the impairment loss is reversed up to the value of such assets, if the asset had not been impaired.

Investments: The long-term loans and investments are recorded at cost.

OVERBURDEN: Overburden represents the costs of removing the surface above a coal field subsequent to the initial opening of the field to the extent that the removal exceeds what is needed for the current years coal extraction. These are costs incurred in advance in respect of future coal production. The overburden is valued on an average cost basis.

INVENTORY: Inventories are carried at the lower of average or market cost. Obsolescence provisions are made to the extent that inventory risks are determinable.

SECURITIES: Securities held as fixed assets as well as marketable securities are valued individually at cost or at lower quoted or market values.

RECEIVABLES AND OTHER ASSETS: All receivables are valued at cost, reduced for appropriate valuation allowances.

Cash: Cash includes cash-on-hand, checks, bank accounts and time deposits.

INVESTMENT GRANTS: To support the acquisition of certain tangible assets, investment allowances and subsidies were granted by the German federal government and the states of Saxony and Saxony-Anhalt. The application, conditions and payments of investment grants are ruled by German law and regulations. Investment allowances and subsidies received and formally claimed are credited to the special item account. The special item is amortized into income over the normal operating useful lives of the underlying assets to which the allowances and subsidies relate.

ENVIRONMENTAL AND MINING PROVISIONS: Accruals for environmental and mining-related matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. These accruals are adjusted periodically as assessment and utilization progress or as additional technical or legal information becomes available.

FAIR VALUE OF FINANCIAL INSTRUMENTS: The fair value of cash, accounts payable and receivable as well as short term borrowings approximates book value because of the short maturity period and interest rates approximating market rates. The Company has determined the estimated fair value of long-term debts by using available market information and generally accepted valuation methodologies. The use of different market assumptions or estimation methodologies could have a material effect on the estimated fair value amounts.

LIABILITIES: Liabilities are shown at their repayment amounts.

SUPPLEMENTAL CASH FLOW INFORMATION: The Group paid TEUR 42 income taxes in 2000 and TEUR 0 in 1999, 1998, respectively. Interest paid amounted to TEUR 14,563, TEUR 15,137 and TEUR 13,561 in 2000, 1999 and 1998, respectively.

Per Share Amounts: Per share amounts are not disclosed in the financial statements. MIBRAG is a nonpublic enterprise.



NOTE C SIGNIFICANT DIFFERENCES BETWEEN GERMAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The MIBRAG consolidated financial statements comply with German GAAP, which differs in certain respects from US GAAP. The significant differences that affect the consolidated net income and shareholders' equity of MIBRAG are set out below.


I. APPLICATION OF THE PURCHASE METHOD OF ACCOUNTING

The German GAAP financial statements include the historical cost book values of assets transferred from a predecessor company.

The acquisition of 99% of the shares in MIBRAG mbH on January 1, 1994 by MIBRAG B.V. was accounted for using the purchase method of accounting. The purchase price adjustments to the historical cost basis have been pushed down to MIBRAG mbH for purposes of the reconciliation to US GAAP. The excess (EUR 387 million) of the fair value of the net assets acquired over the purchase price was proportionally allocated to reduce the value assigned to non-current assets, excluding long-term investments.

The US GAAP financial statements also recognize purchase price adjustments for certain incremental transportation costs incurred by MIBRAG for lignite transportation to one of its major customers.


II. NOTES TO SIGNIFICANT US GAAP ADJUSTMENTS

1. FIXED ASSETS

The differences relate primarily to the following:

o In the US GAAP balance sheet as of January 1, 1994, fixed asset balances, other than financial assets, were adjusted to their fair market values, then reduced by the allocation of the difference between the net acquisition costs for the MIBRAG shares and the fair market value of MIBRAG's net assets.

o The depreciation period of long term assets are based upon periods acceptable for German tax purposes, which differ from the useful lives for U.S. accounting purposes.

o In 1999, an impairment loss was recognized for US GAAP purposes to reduce the assets of the briquette plant Mumsdorf to their fair values as of December 31, 1999.

o A write-up of previously impaired fixed assets of the briquette plant Deuben (made in 1999 for German GAAP purposes) is not allowed under US GAAP.

o Special accelerated depreciation for tax purposes is recorded in the German financial statements for 1998 and prior years.

Upon disposal, the above differences also resulted in differing gains or losses on disposition.


FINANCIAL INVESTMENT IN MUEG

For German GAAP purposes, MIBRAG accounted for the investment in MUEG as of January 1, 1994 using the cost method. Under US GAAP the book value was increased to account for the equity earnings that were not distributed to MIBRAG as of that date.


2. RELOCATION ACCRUALS

The US GAAP results recognized liabilities and deferred costs of TEUR 45,357 to relocate three villages. The deferred costs are amortized in accordance with quantities of coal extracted. In accordance with German accounting principles accruals for the relocation of villages can not be accrued earlier than 2 years prior to the relocation, and certain relocation costs are to be expensed as incurred.


3. INVESTMENT IN POWER PLANTS

In 1995 and 1996, third party investors paid in EUR 110 million into a MIBRAG subsidiary, MIBRAG Industriekraftwerke GmbH & Co. KG ("MI"), which operates three lignite-fired power plants. The investment is structured such that the third party investors obtain accelerated tax depreciation while retaining a put option to sell their investments back to MIBRAG at predetermined prices. The third party investments were considered additions to equity as minority interests for German GAAP, while these arrangements are accounted for as a financing in accordance with US GAAP.


4. TRANSPORTATION CREDITS

An acquisition related liability, for US GAAP purposes, is reduced by the amount of excess incremental transportation costs incurred by MIBRAG for certain lignite shipments. The acquisition related liability is not reflected in MIBRAG's German financial statements. It was reduced to zero in 1998.

5. INTEREST CAPITALIZATION

Interest is expensed in the German financial statements. Interest expense related to qualified assets, however, is capitalized and depreciated for US GAAP purposes.


6. RECEIVABLES/PAYABLES AT NON-MARKET INTEREST RATES

Certain accounts receivable or loans payable are recorded in the German GAAP financial statements at their nominal values. As they carry non-market interest rates, these receivables and payables were adjusted to their market values.


7. OVERBURDEN

Overburden in the German financial statements includes capitalized depreciation based upon the historical costs. Because of the purchase accounting adjustments, a different amount of depreciation is capitalized in overburden in the US GAAP financial statements. Additionally, overburden as of January 1, 1994 was written down to fair value.


8. ENVIRONMENTAL AND MINING PROVISIONS

The ratable accrued end-lake provision was reduced in 1998 based upon a new estimate of total costs to be incurred. For US purposes, this adjustment would be accounted for prospectively.


9. ACCRUED LIABILITIES

Certain mining and other accruals, which were provided for at January 1, 1994 in accordance with US GAAP purchase accounting, were not recorded in the German financial statements.


10. OTHER

Certain costs and income in the German financial statements are capitalized or deferred for US GAAP purposes, respectively.

11. UNREALIZED HOLDING GAINS

Unrealized holding gains on available-for-sale securities are not accounted for under German GAAP, but are recorded as other comprehensive income for US GAAP purposes.

12. DEFERRED TAXES

The differences noted above result in temporary differences which, when combined with net operating loss carryforwards, would result in a net deferred tax asset of EUR 111 million and EUR 147 million at December 31, 2000 and December 31, 1999, respectively. Because of available negative evidence, a 100 % valuation allowance would have been recorded at each year-end. Because no net deferred taxes were recorded for German or US GAAP purposes, no adjustment to net income or shareholders equity is listed in the following reconciliation.


13. NEW ACCOUNTING PRONOUNCEMENTS

SFAS No. 133, "Accounting for Derivative Instruments and Hedging activities" issued by the Financial Accounting Standards Board, (the "FASB") as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" is effective for the Company as of January 1, 2001. This statement calls for that all derivative financial instruments to be reflected on the balance sheet at fair value. Changes in fair value must be recognized periodically in earnings or as a component of other comprehensive income, depending on the nature of the underlying item. Changes in the fair value of the derivative will be recognized currently in the statements of operations. As MIBRAG has not engaged in any transactions that would be considered derivative instruments or hedging activities, the adoption of this standard will not have an effect on the MIBRAG consolidated financial statements.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement No. 125." This statement revises the standards for accounting for securitizations and other transfers of financial assets and collaterals and requires certain financial statement disclosures. SFAS No. 140 is effective for transactions occurring after March 31, 2001. The new disclosure requirements are effective for business years ending after December 15, 2000. Adoption of this standard is not anticipated to have a material effect on MIBRAG's consolidated financial statements.

RECONCILIATION TO US GAAP

The following is a summary of the significant adjustments to net income for 2000, 1999 and 1998 and to shareholders' equity at December 31, 2000 and December 31, 1999, which would be required if US GAAP had been applied instead of German GAAP.


                                                           YEAR ENDED DECEMBER 31,
                                                     -----------------------------------

                                                        2000        1999        1998
                                              NOTE      TEUR        TEUR        TEUR
                                            -------- ----------- ----------- -----------
Net income as reported in the consolidated
income statement under German GAAP                     14,578       3,982     -30,404


Adjustments required to conform with
U.S. GAAP:

     Fixed assets                           (1)         4,598      15,937      48,462
     Relocation accruals                    (2)           802         871       3,916
     Investment in power plants             (3)        -3,546      -3,775      -3,969
     Transportation credits                 (4)             0           0       6,944
     Interest capitalization                (5)          -221       2,585         973
     Receivable/payables at
     non-market interest rates              (6)          -516        -511        -506
     Overburden                             (7)         7,813      11,744       4,945
     Environmental and mining provisions    (8)         5,569          81     -18,154
     Other                                 (10)           404         403         245
                                                     ----------- ----------- -----------
NET INCOME IN ACCORDANCE WITH U.S. GAAP                29,481      31,317      12,453
                                                     =========== =========== ===========

                                                   YEAR ENDED DECEMBER 31,
                                                 ----------------------------

                                                      2000           1999
                                         NOTE         TEUR           TEUR
                                       --------  -------------  -------------
Shareholders' equity as reported
     in the consolidated balance
     sheet under German GAAP                          300,136        307,030


Adjustments required to conform with
      U.S. GAAP:

     Fixed assets                        (1)          110,764        108,893
     Relocation accruals                 (2)           16,528         12,999
     Investments in power plants         (3)          -77,962        -82,436
     Interest capitalization             (5)            6,241          6,462
     Receivables/payables
     at non-market interest rates        (6)            1,023          1,539
     Overburden                          (7)          -67,280        -75,093
     Environmental and mining
     provisions                          (8)          -12,504        -18,073
     Accrued liabilities                 (9)          -15,417        -15,417
     Other                              (10)           -8,062         -8,466
     Unrealized holding gains           (11)              450          1,981
                                                 -------------  -------------
SHAREHOLDERS'  EQUITY IN ACCORDANCE
WITH U.S. GAAP                                        253,918        239,420
                                                 =============  =============

REPORTING OF COMPREHENSIVE INCOME

Comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income", includes the impact of other comprehensive income. These are revenues, gains, expenses and losses that under U.S. GAAP are not included in net income.

                                                          Year ended December 31
                                              ---------------------------------------------
                                                    2000            1999           1998
                                                    TEUR            TEUR           TEUR
                                              --------------  -------------- --------------
Net income in accordance with US GAAP              29,481          31,318         12,453
Other comprehensive income
   Unrealized holding gains on securities          -1,531          -2,086          1,836
                                              --------------  -------------- --------------
Comprehensive income                               27,950          29,232         14,289
                                              ==============  ============== ==============



Statement of shareholders` equity:

                                                         Year ended December 31
                                            -------------------------------------------
                                                   2000           1999           1998
                                                   TEUR           TEUR           TEUR
                                            -------------- -------------- -------------
Stockholders' equity according to US GAAP
before accumulated other comprehensive
income                                            253,468        237,439       206,119
Accumulated other comprehensive income:
   Unrealized holding gains on securities             450          1,981         4,067
                                            -------------- -------------- -------------
Total stockholders' equity according to US
GAAP including comprehensive income               253,918        239,420       210,186
                                            ============== ============== =============

NOTE D  CONCENTRATION OF CREDIT RISK AND LONG-TERM COAL SALES AGREEMENTS

MIBRAG mbH markets its coal principally to electric utilities in Germany. As of Decem-ber 31, 2000 and 1999 accounts receivable from electric utilities totaled TEUR 55,909 and TEUR 46,827, respectively. Credit is extended based on an evaluation of the customer's financial condition. Credit losses are provided for in the financial statements and consistently have been minimal.

MIBRAG mbH is committed under several long-term contracts to supply raw brown coal and whirl fine coal to the Schkopau power station and the Lippendorf power station. Under the terms of the Schkopau Agreement, MIBRAG mbH may deliver annually up to 5.8 million tons of coal. The agreement is in effect until 2010, with an option for the purchaser to extend the agreement for another 10 years. The price to be paid by the Schkopau power station is a fixed price adjusted by an annual escalation rate.

The Lippendorf Agreements provide for deliveries of up to 10 million tons of raw brown coal per year from 1999 through 2040 with an option for the customers to extend for an additional 3-year period. These Agreements were closed with Vereinigte Energiewerke AG (VEAG), Berlin, E.ON Kraftwerke GmbH, Hanover and EnBW Lippendorf Beteiligungsgesellschaft mbH, Stuttgart. The price to be paid by the Lippendorf power station is a base-price with escalation and adjustment based on quality of the coal delivered. The first bloc of the new Lippendorf power station went into full operation in October 1999 and the second bloc in May 2000.

A substantial portion of the Company's coal reserves is dedicated to the production of coal for such agreements.


NOTE E INTANGIBLE ASSETS AND PROPERTY, PLANT AND EQUIPMENT

The group depreciation charges are as follows: TEUR 49,059 (2000), TEUR 51,654
(1999) and TEUR 75,882 (1998), including normal depreciation, unplanned depreciation and special tax depreciation (1998) in terms of section 4 of the German tax law, "Foerdergebietsgesetz". According to that law, certain tangible assets can for example be depreciated up to 50 % of the historical costs in the first five years of acquisition in addition to the normal depreciation. Special tax depreciation was EUR 23.067 in 1998.

The major categories of fixed assets are the following (in TEUR):

                                                              2000             1999
                                                         ---------------  ---------------
Concessions, trade marks, patents and licenses cost              13,967           14,177
less: accumulated amortization                                   -5,375           -4,772
                                                         ---------------  ---------------
net book value                                                    8,592            9,405
                                                         ===============  ===============
Property, plant and equipment
cost   - land and land rights                                    39,504           36,632
       - buildings                                              139,389          133,908
       - strip mines                                             45,772           45,772
       - technical equipment and machinery                      747,008          677,601
       - factory and office equipment                           106,601          101,236
       - payments on account and assets under
         Construction                                             6,672           76,555
                                                         ---------------  ---------------
total cost                                                    1,084,946        1,071,704
                                                         ---------------  ---------------
less: accumulated depreciation                                 -690,916         -658,460
                                                         ---------------  ---------------
net book value                                                  394,030          413,244
                                                         ===============  ===============


MIBRAG reopened the briquette plant in Deuben and closed the briquette plant in Mumsdorf in the year 2000. The fixed assets of the briquette plant in Deuben were written up at December 31, 1999 for German GAAP purposes to their continued carrying values as if the assets had not been impaired in 1996. The fixed assets of the briquette plant in Mumsdorf were fully written down for German and US GAAP purposes in 2000.

NOTE F PARTICIPATIONS (INCLUDING ASSOCIATED COMPANY)

MIBRAG's investment in MUEG Mitteldeutsche Umwelt- und Entsorgungs GmbH, Braunsbedra, ("MUEG") is accounted for using the equity method. MUEG was founded in 1990 and coordinates the waste disposal activities in the Central German brown coal area. The equity value as of December 31, 2000 is TEUR 5,684, and the cost basis is TEUR 6,333.

Investments in five (1999: six) other companies are accounted for at cost.


NOTE G  LOANS GRANTED TO PARTICIPATIONS

In 1995, MIBRAG sold its district heating network assets to a company in which it holds a participation. The sales price is being repaid in equal installments of TEUR 375 over a period of 25 years. The interest rate is fixed at 5,4 percent beginning in 2000 (1999: 5,0%).

The fair market value of the loan approximates the book value, which amounted to TEUR 7,124 and TEUR 7,499 at December 31, 2000 and 1999, respectively.


NOTE H OTHER LOANS

The other loans were granted to the third party investors in a subsidiary of MIBRAG mbH. These loans were financed by a borrowing from KfW (Kreditanstalt fuer Wieder-aufbau). KfW granted MIBRAG mbH a loan of TEUR 52,663 due on December 30, 2005 at fixed interest rates between 6.26 % and 6.82 %. The balance of the loan as of December 31, 2000 amounted to TEUR 31,649. The loans to the third party investors of the subsidiary of MIBRAG mbH were granted at the same conditions as those applicable to the loan between MIBRAG mbH and KfW.

NOTE I OVERBURDEN

The reconciliation of the overburden costs is as follows:

                                   December 31, 2000               December 31, 1999
                             ------------------------------  ------------------------------
                                Tonnage         Value           Tonnage         Value
                              metric tons    million EUR      metric tons    million EUR
                             -------------- ---------------  -------------- ---------------
Profen                                20.8            80,5            20.0            78,4
Schleenhain                           21.9            83,9            20.0            83,2
                             -------------- ---------------  -------------- ---------------
                                      42.7           164,4            40.0           161,6
                             ============== ===============  ============== ===============


The basis for the determination of the overburden is the total quantity of partially exposed raw brown coal.


NOTE J TRADE RECEIVABLES

Trade receivables were disclosed in the balance sheet, net of allowances, as follows (in TEUR):


                                    December 31, 2000            December 31, 1999
                                 -----------------------      -----------------------
Trade receivables                                56,518                       47,236
Less allowances                                   (608)                        (410)
                                 -----------------------      -----------------------
                                                 55,910                       46,826
                                 =======================      =======================


NOTE K OTHER INVESTMENTS

At December 31, 2000 other investments were disclosed at an amount of TEUR 56,076. The balance consists of investment funds of MI (TEUR 44,549), which were specially set up to reinvest the additional liquidity resulting from the entry of new investors into a subsidiary of MIBRAG and to short-term investments (TEUR 11,527).

Net dividends distributed by the investment funds were partially reinvested in 1998 to 2000 and paid out in 2000. Realized gains of EUR 6.6 million, EUR 5.8 million and EUR 5.4 million were disclosed in interest income in, 2000, 1999 and 1998, respectively.


NOTE L ACCRUALS FOR PENSIONS AND SIMILAR OBLIGATIONS

The provision relates primarily to briquette benefit claims of active and retired employees on the basis of the collective bargaining agreement of November 9, 1993 in respect to allowances in kind. Individuals entitled must be employees of the company at the date of retirement. The entitlement does not vest and lapses with early termination of the working relationship or upon receipt of social plan benefits.

The calculation is based on an actuarial valuation, which takes into account the entitlement to the redemption value of DM 185.00 per metric ton of briquettes as specified in the collective bargaining agreement, the employees entitled to benefits as of December 31, 2000, and official demographic tables.

In addition, pension obligations for early retirement benefits were accrued. These amounts have also been calculated on the basis of actuarial valuations.


NOTE M  TAXATION ACCRUALS

MIBRAG accrued TEUR 778 (1999: TEUR 1.317) for property taxes.

MIBRAG did not provide for income taxes under German GAAP in spite of a positive result for the year 2000 because of tax losses brought forward from prior years. Deferred tax assets and liabilities have not been recorded because there are no significant differences between the German GAAP financial statement and the tax bases of the assets and liabilities.

The German income tax rate applicable to MIBRAG (corporate income tax, solidarity surcharge, trade tax) is 50,17 % in 2000 (1999: 50,17%, 1998: 54,72
%) on undistributed income. Beginning in 2001 this tax rate will be 35,98 % according to changed tax laws. The company has an effective tax rate of 0 % because the company has no taxable income and the recording of a deferred tax benefit for net loss carryforwards is prohibited under German GAAP.

The income taxes paid in 2000 (TEUR 42; 1999: TEUR 0; 1998: TEUR 0) relate to a subsidiary of MIBRAG.

At December 31, 2000 the Company had approximately EUR 266 million net operating loss carry-forwards, which do not expire and may be applied against future taxable income. The tax audit is currently taking place for the fiscal years 1994 through 1997.


NOTE N ENVIRONMENTAL AND MINING PROVISIONS

The following is a summary of environmental and mining provisions (in TEUR):

                                              Balance as of            Balance as of
                                             December 31, 2000       December 31, 1999
                                          -----------------------  ----------------------
1) End-lake provision                                    139,286                 135,163
2) Provision for environmental pollution                   5,100                   5,100
3) Landscaping                                             5,876                   6,560
4) Planting                                                4,331                   5,040
5) Relocation of villages                                 20,511                  19,332
                                          -----------------------  ----------------------
                                                         175,104                 171,195
                                          =======================  ======================



1) End-lake provision

MIBRAG is responsible for reclaiming the mines Profen and Schleenhain. The mining field reclaimation of the Profen and Schleenhain mines after the ceasing of production is planned for 2029 to 2046 and 2041 to 2073, respectively. A legally binding closure plan laying down the principles for action plans in accordance with the Federal Mining Law (Bundesberggesetz) is normally approved two years in advance to the commencement of production by the relevant mining authorities. The liability to reclaim the area exists from the start of mining activities. In each year of coal extraction the reclaimation costs are accrued ratably using the relation of the coal mined to the total coal mine volume.

The calculation of the total cost for reclaiming mining fields has been made on the basis of a third party opinion and estimations on the basis of current prices. The end-lake costs consist mainly of costs for reconstruction, bank reinforcement, dewatering and watering.

2) Provision for Environmental Measures

The provision for the environmental measures is determined in respect to disposal sites and old locations of MIBRAG mbH in refinement and mining areas on which waste deposits can be found. The obligation at the accrued amount is derived from article 19.3 of the purchase and sales agreement. Qualifying costs that exceed the provision are to be reimbursed by the Bundesanstalt fuer vereinigungsbedingte Sonderaufgaben (BvS).

3) Landscaping

This provision includes costs for reclaiming disposal areas and leveling the area outside the embankments. These costs relate solely to continuous landscaping, while costs for closing down landscaping are included in the end-lake provision.

4) Planting

Provision is made for costs in connection with temporary planting as of December 31, 2000 and December 31, 1999.

5) Relocation of villages

The provision for the relocation of villages is in respect to the relocation of municipalities, which is necessary for the expansion of the Profen and Schleenhain mines. The calculation of the provision is based on a method that takes into account the cost for project planning, infrastructural development, cemetery relocation, demolition and landmark preservation. The provision is built up in equal annual amounts, commencing two years before the relocation starts and ending in the middle of the relocation year.


NOTE O OTHER ACCRUALS

Accrued liabilities are as follows (in TEUR):

                                                December 31, 2000     December 31, 1999
                                               --------------------- --------------------
1) Severance payments                                        10,373               10,549
                                               --------------------- --------------------

2) Personnel expenses
    - Employment anniversaries                                1,209                1,355
    - Vacation and other compensated
       absences                                                 311                  276
    -  Other                                                     61                  124
                                               --------------------- --------------------
                                                              1,581                1,755
                                               --------------------- --------------------

3) Remaining accruals                                         6,879                5,993
                                               --------------------- --------------------
                                                             18,833               18,297
                                               ===================== ====================

1) Severance payments

Basis for the provisions is signed social plan framework agreements in which the measures for the personnel adjustments are defined. The employees are entitled to a one-time severance payment if the company initiates termination or in case of retrenchments. The severance payments are limited to TEUR 26 per person. Employees participating in early retirement programs are entitled to additional compensation, mainly for the reduction in statutory pension payments due to early retirement.

2) Personnel expenses

MIBRAG mbH grants awards in recognition of long service in the company, based on the collective bargaining agreement dated January 1, 1992 and the company agreement dated October 1, 1995. The employees are entitled to financial awards, which increase in proportion to their employment periods. The valuations of the benefits were based on actuarial valuations.

The liability for vacation and other compensated absences arises from the days and shifts outstanding at balance sheet dates, which have been determined for each employee.

3) Remaining provisions

Composition (in TEUR):

                                                       December 31, 2000    December 31, 1999
                                                    --------------------- ---------------------
Outstanding invoices                                             2,913                 1,834
Mine damages                                                     1,790                 1,790
Water usage fees                                                   760                 1,008
Professional service and litigation                              1,052                   747
Others                                                             364                   614
                                                    --------------------- ---------------------
                                                                 6,879                 5,993
                                                    ===================== =====================

NOTE P  LONG-TERM DEBT

Long-term debt consists of the following (in TEUR):


                                                December 31, 2000     December 31, 1999
                                              --------------------- ---------------------
a) Loan to finance the power stations
    - build up the power station of Waehlitz                60,509                64,068
    - modernization of the power stations in
      Deuben and Mumsdorf                                   47,196                51,916
    - finance the additional paid-in capital by
      the investors of MI                                   31,649                35,484
b) Loan to finance the Schleenhain mine
     investments                                            70,069                71,581
c) Loan for home construction                                2,818                 3,055
d) Deferred interest                                           576                   586
                                              --------------------- ---------------------
                                                           212,817               226,690
                                              ===================== =====================


To a)

These liabilities refer to three loans from the Kreditanstalt fuer Wiederaufbau, Frankfurt/Main:

The first loan was granted December 9, 1992 for the construction of a raw brown coal powered industrial power station in Waehlitz of TEUR 71,187. The interest rate has been fixed at 7 % p.a. until December 9, 2002. The loan period is 25 years. The repayments are due in 40 equal amounts commencing from June 30, 1998. On April 3, 1995 two additional loan agreements were closed with Kreditanstalt fuer Wiederaufbau (KfW). One of these contracts was closed for partially financing the modernization and reshaping of both industrial power plants in Deuben and Mumsdorf (TEUR 61,355). The redemption period is 13 years starting on December 31, 1998. Interest has to be paid between 6.04 % and 6.80 %. These rates are fixed until January 2006 for loans of EUR 27.5 million, and 2007 for the remaining portion of the loans. The second loan in the amount of EUR 52,663 was granted to partially finance the limited partner capital contribution of investors. The redemption period is 13 years. In 1996, the loan was fully called up (TEUR 52,663). In 2000, TEUR 3,835 were redeemed.

The interest rates are fixed at between 6.26 % and 6.82 % until 2005 at which time the rates will be adjusted to market rates.

Interest expense for the three loans amounted to EUR 10.2 million, EUR 11.3 million and EUR 12.2 million in 2000, 1999, and 1998, respectively.


To b)

In 1997 and 1998, loan contracts were closed with four banks to finance the capital expenditures at the Schleenhain mine, especially the construction of the blending yard and environmental measures for the conveyor belts. In 1998 EUR 61,355 million and in 1999 further EUR 10,226 million were called up at interest rates between 3.5 % and 5.4 %, which are fixed until 2008 and 2009, respectively.


To c)

The loans for home construction were granted by the Deutsche Bank AG and the Nord LB for relocation-related home construction purposes in Hohenmoelsen.

For the loan granted by Deutsche Bank AG amounting to TEUR 1,333 an interest rate of 5.6 % was set for a period ending 2007. For the two loans granted by Nord LB at the amounts of TEUR 624 and TEUR 861 there are no interest payments due until 2007 and 2010, respectively. Thereafter the rate is fixed at 8 % p.a.




The OTHER LIABILITIES (in TEUR) refer to:

                                                December 31, 2000     December 31, 1999
                                              --------------------- ---------------------
Usage reimbursement for the mining rights                   11,015                 7,705
Wages and Salaries                                           4,440                 3,077
Tax lease                                                    2,475                 2,774
Social security contributions                                2,159                 2,311
Tax authorities                                              3,366                 1,914
Others                                                       1,498                 1,515
                                              --------------------- ---------------------
                                                            24,953                19,296
                                              ===================== =====================

The payables due to the tax lease model relate to the equity commission and management fees.



NOTE Q  MATURITY PERIODS OF LIABILITIES

The maturity periods of liabilities (in TEUR) are as follows:


                                                                                            Down-
                                        Liabilities   Trade     Payables to       Other    payment
                                         to banks*)  payables  participations   payables   received   Total
                                        -----------  --------  --------------   --------   -------- ---------
Balance as of December 31, 1999            226,690    24,069        2,493        19,296        53    272,601

     thereof: maturity period
                   - up to 1 year           14,449    21,953        2,493        15,964        53     54,912
                   - 1-5 years              72,602     2,116           --         2,405        --     77,123
                   - more than 5 years     139,639        --           --           927        --    140,566

Balance as of December 31, 2000            212,817    16,749        2,702        24,953        --    257,221

     thereof: maturity period
                   - up to 1 year           16,379    15,067        2,702        22,660        --     56,808
                   - 1-5 years              78,770     1,682           --         1,547        --     81,999
                   - more than 5 years     117,668        --           --           746        --    118,414


*) Liabilities to banks are fully collateralized by mortgages


Annual maturities of liabilities to banks are as follows:

     Year of maturity                       Amount  in TEUR
-------------------------     ----------------------------------
          2001                                           16,379
          2002                             17,352
          2003                             17,490
          2004                             21,956
          2005                             21,972
                              --------------------
                                                         78,770
       Thereafter                                       117,668
                                                  --------------
         Total                                          212,817
                                                  ==============

The estimated fair value of the Company's liabilities to banks at December 31, 2000 (1999), approximates TEUR 213.030 (TEUR 232.968) compared with the carrying value of TEUR 212,817 (TEUR 226.690).



NOTE R  COMMITMENTS AND CONTINGENCIES

(in TEUR)                                                   At December 31,
                                              --------------------------------------------
                                                      2000                   1999
                                              ----------------------  ---------------------
Guarantees for indebtedness of others                       19,672                19,705
Other contractual obligations                               14,200                23,980

The other contractual obligations refer to long term investment projects in the mines Profen and Schleenhain.

MIBRAG leases office equipment and railway-carriages, expiring at various dates. Rental and lease expenses amounted to TEUR 780, TEUR 849 and TEUR 852 in the years ended December 31, 2000, 1999 and 1998, respectively. The future minimum lease payments under operating leases amount to TEUR 637 (2001: TEUR 279, 2002:
TEUR 254, 2003: TEUR 90, 2004: TEUR 11, 2005: TEUR 3 and no obligations thereafter).



NOTE S  SEGMENT INFORMATION

MIBRAG operates as one segment. Sales were exclusively achieved in Germany, and all long-lived assets are located in Germany. Sales were almost completely limited to the new German Federal States, mainly to Saxony Anhalt, Thuringia, and Saxony.
Net sales by product and service:

                                                     2000          1999           1998
                                                     TEUR          TEUR           TEUR
                                                ------------  -------------   ------------
Raw brown coal and coal products                     192,296       168,767        152,308
Electrical power, heating and steam                   33,140        42,305         43,177
Other products and services                            2,678         2,138          2,481
Further charging of transport services, ash
disposal and others                                   44,106        40,817         42,551
                                                ------------  -------------   ------------
                                                     272,220       254,027        240,517
                                                ============  =============   ============

Several major customers account for 10 % or more of MIBRAG's revenues. As a percen-tage of total sales such customers accounted for 24 %, 21 % and 13 % in 2000, 31 %, 15 % and 10 % in 1999, and 35 % and 14 % in 1998.

NOTE T RELATED PARTY TRANSACTIONS

Agreements for consulting and management services were closed in respect to the mining operations and the refinement facilities between MIBRAG and two subsidiaries of the common parent companies NRG Energy Inc., Morrison-Knudsen Corp. and PowerGen plc.

These contracts determine certain consulting services to be provided by the two subsidiaries Morrison-Knudsen Deutschland GmbH (MKD) and Saale Energie Service GmbH (SES) to MIBRAG or its subsidiaries.

MIBRAG is obliged to determine and pay the cost-related remuneration for these services. Expenditures for MIBRAG amount to TEUR 7,669, TEUR 7,669 and TEUR 10,013 for 2000, 1999 and 1998, respectively.

Part of the lignite deliveries from 1998 to 2000 to the Schkopau power plant were sales to Saale Energie GmbH (SEG), which is a subsidiary of the common parent companies of MIBRAG - NRG Energy Inc. and PowerGen plc. SEG is operating two blocs of the Schkopau power station with 400 MW.

Sales to SEG amount to EUR 17.3 million, EUR 14.7 million, EUR 14.2 million in 2000, 1999 and 1998, respectively. The conditions of delivery are the same as to the other (third party) operator of the Schkopau power plant.